Post-Effective Amendment No. 3 to
                                                       SEC File No. 70-8593



                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                                       FORM U-1
                                  APPLICATION UNDER
                THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935 ("Act")

                     GENERAL PUBLIC UTILITIES CORPORATION ("GPU")
                                100 Interpace Parkway
                             Parsippany, New Jersey 07054

                           ENERGY INITIATIVES, INC. ("EI")
                  One Upper Pond Road, Parsippany, New Jersey 07054

                   JERSEY CENTRAL POWER & LIGHT COMPANY ("JCP&L")
                   300 Madison Avenue, Morristown, New Jersey 07960

                        METROPOLITAN EDISON COMPANY ("Met-Ed")
                     P.O. Box 16001, Reading, Pennsylvania 19640

                      PENNSYLVANIA ELECTRIC COMPANY ("Penelec")
                   1001 Broad Street, Johnstown, Pennsylvania 15907

                          GPU SERVICE CORPORATION ("GPUSC")
                 100 Interpace Parkway, Parsippany, New Jersey 07054
                      (Names of companies filing this statement
                         and addresses of principal offices)

                        GENERAL PUBLIC UTILITIES CORPORATION
          (Name of top registered holding company parent of the applicants)


          T. G. Howson, Vice President       Michael J. Connolly, Esq.
           and Treasurer                     Assistant General Counsel
          M.A. Nalewako, Secretary           GPU Service Corporation
          GPU Service Corporation            100 Interpace Parkway
          100 Interpace Parkway              Parsippany, New Jersey 07054
          Parsippany, New Jersey  07054

          R. S. Cohen, Secretary             W. A. Boquist, II, Vice Presi-
          Jersey Central Power & Light       dent - Legal Services
          Company                            Metropolitan Edison Company
          300 Madison Avenue                 Pennsylvania Electric Company
          Morristown, New Jersey  07960      P.O. Box 16001
                                             Reading, Pennsylvania  19640

          B. L. Levy, President              Douglas E. Davidson, Esq.
          K. A. Tomblin, Secretary           Berlack, Israels & Liberman
          Energy Initiatives, Inc.           LLP
          One Upper Pond Road                120 West 45th Street
          Parsippany, New Jersey  07054      New York, New York  10036

          _________________________________________________________________
                     (Names and addresses of agents for service)





               GPU,  EI,  JCP&L, Met-Ed,  Penelec  and  GPUSC hereby  post-

          effectively amend  the Application on  Form U-1, docketed  in SEC

          File No. 70-8593, as heretofore amended, as follows:

                    1.   By  adding  the   following  new  paragraph   H(1)

          following paragraph H of Post-Effective Amendment No. 1 thereof:

                    H(1).   To provide operational flexibility,  it is also

          proposed that the Subsidiary  Companies provide other  Subsidiary

          Companies  and Exempt  Entities  with all  services necessary  or desirable  for their  operations, including,  without limitation,

          management, operations, administrative, employment, tax, account-

          ing, engineering, consulting, utility performance, and electronic data processing  services, and software  development and  support

          services in  connection  therewith.    The  Subsidiary  Companies

          propose  to  provide such  services and  to  sell goods  to other associated  Subsidiary  Companies  and Exempt  Entities  at  fair market prices, and request an exemption pursuant to Section 13(b)

          from  the  requirements of  Rules 90  and  91 applicable  to such transactions in  any case in which  one or more  of the following circumstances are present:



                    1. Such associate is a FUCO or an EWG which derives no part of its income, directly or indirectly, from the generation, transmission, or distribution of electric energy for sale within the United States; or

                    2. Such associate is an EWG which sells electricity at market-based rates which have been approved by the FERC or the appropriate state public utility commission, provided the purchaser of such electricity is not an associate of GPU within the GPU System; or

                    3. Such associate is an EWG that sells electricity at rates based upon its cost of service, as approved by the FERC or any state public utility commission, provided that







               the purchaser of such electricity is not an associate of GPU within the GPU System; or

                    4. Such associate is a Subsidiary Company, the sole business of which is developing, owning and/or operating FUCOs or EWGs described in clauses 1, 2 or 3 above.



               In addition, the Commission has heretofore authorized Energy

          Initiatives, Inc.,  either directly or through  its subsidiary EI

          Services, Inc. (collectively, "EI"), to provide services and sell goods to associate EWGs and FUCOs who satisfy one of the require-

          ments in clauses 1, 2 or 3 above under an exemption from the cost standard.  Accordingly,  it is  also proposed that  EI be  exempt under Section 13(b) from the requirements of Rules 90 and 91 with respect to  the rendering of services or sale of goods to Subsid-

          iary Companies that satisfy the requirements of clause 4 above.



               The Subsidiary  Companies and  EI will provide  services and goods to associates that do not satisfy  any of the above circum-

          stances at cost  in accordance with Section 13(b)  of the Act and

          Rules 90 and 91.



               GPU  acknowledges  that the  Commission's  authorization for

          Subsidiary  Companies and EI to provide services or sell goods at prices  that are not based  on cost (as  determined in accordance with Rules 90 and 91) to any such associate shall  not be binding upon  the FERC  or  any state  public  utility commission  having jurisdiction over  the rates charged  by any such  associate, and agrees  that neither the Subsidiary  Companies nor EI will assert or take any  position to  the contrary in  any administrative  or







          judicial proceeding involving the determination of rates that may be  charged by any such  associate. GPU also  states that neither the Subsidiary  Companies nor EI  will provide  services or  sell goods  to any associate which, in turn, provides such services or sells such goods, directly or indirectly, to  any other associate which  does  not  fall within  any  of  the  preceding enumerated categories, except pursuant to the requirements of the Commissio-

          n's rules  and regulations  under Section 13(b)  or an  exemption therefrom obtained in a separate filing.



                    It  is also contemplated  that GPU  Service Corporation

          ("GPUSC"), a  subsidiary service company,  would provide  certain services to Subsidiary  Companies or Exempt Entities in which GPU owns an interest.  For example, there are certain activities such

          as  financial  reporting,  tax   services,  pension  and  benefit

          administration, risk management,  treasury, corporate,  financial and legal which may  be most cost effectively performed  by GPUSC to meet  the mutual needs of GPU and  all of its associates.  All such  services provided  by GPUSC  will be  performed at  cost in accordance with Rules 90 and 91.



                    There  may also be instances  where it is desirable for

          employees of  Jersey Central Power &  Light Company, Metropolitan

          Edison  Company  and  Pennsylvania Electric  Company  ("Operating

          Companies") to  perform  services for  Subsidiary  Companies  and

          Exempt Entities  in  which GPU  directly  or indirectly  owns  an interest.  For example, employees  of the Operating Companies may

          have  expertise   regarding  the  operation  and  maintenance  of






          electric  generation,  transmission  or  distribution  facilities owned or operated by the Subsidiary Company or Exempt Entity, and it  may be  more  efficient and/or  economic to  utilize existing system  personnel  rather  than  hiring new  employees  for  this purpose.  In  addition, it  may be desirable  to utilize  certain

          Operating Company  personnel to  assist in due  diligence evalua-

          tions,  audits,  assessments and  the  like  of potential  Exempt

          Entity acquisitions.  Accordingly, authorization is requested for the Operating  Companies to  provide such services  to Subsidiary

          Companies and Exempt Entities in which GPU directly or indirectly owns an  interest.  Pursuant to Rule 53(a)(3), no more than 2% of the employees of the Operating Companies will render services, at any one time,  directly or indirectly, to Subsidiary Companies or

          Exempt Entities  in  which GPU  directly or  indirectly holds  an interest.  All such  services will be provided at  cost in accor-

          dance with Rules 90 and 91.



                    There will be  no diversion of GPU  System personnel or

          resources (either by the Operating Companies or GPUSC) that  will adversely affect any Operating Subsidiary's domestic customers or

          GPU's  shareholders.   Moreover,  in no  case  will GPUSC  or the

          Operating Company be obligated to render services, if in the sole judgment  of GPUSC or  the Operating  Company, the  personnel and

          resources  needed to  fill the  request are  not available.   The

          provision of such services  will enable the Subsidiary Companies,

          and  Exempt Entities in which GPU directly or indirectly holds an interest,  to  employ  economies  of scale  while  not  adversely affecting the GPU System.






                    2.   The  July 6,  1995 Order  authorized, among  other

          things, GPU to guaranty  the indebtedness of Subsidiary Companies and  Exempt Entities, and stated  that the interest  rate of such indebtedness would not exceed the greater of:

                    (A) if such note, bond or other indebtedness is U.S. dollar denominated, the greater of (i) 250 basis points above the greater of (a) the lending bank's or other recognized prime rate and (b) 50 basis points above the federal funds rate, (ii) 400 basis points above the speci-fied London Interbank Offered Rate plus any applicable reserve requirement, or (iii) a negotiated fixed rate which, in any event, would not exceed 500 basis points above the 30 year "current coupon" treasury bond rate; and

                    (B) if such note, bond or other indebtedness is denominated in the currency of a country other than the United States, at a fixed or floating rate which, when adjusted (i.e., reduced) for the prevailing rate of infla-tion in such country, as reported in official indices published by such country, would be equivalent to a rate on a U.S. dollar denominated borrowing of identical average life that does not exceed 10% over the highest rate set forth in clause (A) above.

          GPU now believes that it may be impractical to provide, in a loan facility denominated in a foreign currency,  for an interest rate

          that adjusts  based  on the  inflation  rate.   Accordingly,  GPU

          proposes that the  interest rate on indebtedness  of a Subsidiary

          Company or Exempt  Entity for which GPU may issue  a guaranty not exceed  the  rates set  forth in  clause  (A) above,  whether the

          indebtedness is denominated in  a U.S. or foreign currency.   GPU

          also  proposes adding  a fourth  interest rate  to clause  (A) as follows:

                         "or (iv)  the specified "BBSY"  discount rate
                    quoted on the Reuters Monitor System or, if unavailable, as may be determined by the agent bank in accordance with the procedures set forth in the applicable loan facility."










                    3.   By amending paragraph  K of Post-Effective  Amend-

          ment No. 1 to read in its entirety as follows:

                         K.   Sections 6(a), 7, 9(a), 10,  12(b), and 13(b)

          of  the Act  and Rules  42, 52,  53, 54,  83, 86,  87, 90  and 91

          thereunder are applicable to the transactions proposed herein.



                    4.   GPU  agrees  that  it will  include  the following

          additional information  in each  Certificate Pursuant to  Rule 24 filed on a  quarterly basis pursuant  to the Order dated  July 6,

          1995 in this docket (HCAR No. 35-26326):



                         (i)  A description of services obtained by Subsid-

                    iary  Companies or  Exempt Entities  from GPUSC  or the

                    Operating  Companies, specifying  the type  of service,

                    the number  of personnel from each  associate providing

                    services during the quarter (to the extent practicable)

                    and the total dollar value of such services; and



                         (ii) A description of services provided by Subsid-

                    iary Companies or EI to associates which identifies the

                    recipient  company, the  service,  the  charge  to  the

                    associate and whether the  charge was computed at cost,

                    market  or pursuant  to  another  method, which  method

                    shall be specified.














                                      SIGNATURE

                    PURSUANT  TO THE  REQUIREMENTS  OF  THE PUBLIC  UTILITY

          HOLDING COMPANY ACT OF 1935, THE UNDERSIGNED COMPANIES  HAVE DULY

          CAUSED  THIS STATEMENT TO BE SIGNED ON THEIR BEHALF BY THE UNDER-

          SIGNED THEREUNTO DULY AUTHORIZED.



                                        GENERAL PUBLIC UTILITIES CORPORATION
                                        JERSEY CENTRAL POWER & LIGHT COMPANY
                                        METROPOLITAN EDISON COMPANY
                                        PENNSYLVANIA ELECTRIC COMPANY
                                        GPU SERVICE CORPORATION



                                        By:  ________________________________
                                            T.G. Howson
                                            Vice President and Treasurer


                                        ENERGY INITIATIVES, INC.


                                        By:  ________________________________
                                            B.L. Levy
                                            President



          Date:  December 6, 1995